                                                                    EXHIBIT 12.1

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

           (DOLLARS IN THOUSANDS, EXCEPT NOTES AND STATISTICAL DATA)

                                       THE COMPANY'S
                                 PREDECESSOR - HISTORICAL
                                 -------------------------
                                 PERIOD FROM   PERIOD FROM
                                  JANUARY 1     AUGUST 14                                               FOR THE NINE
                                   THROUGH       THROUGH         FOR THE YEAR ENDED DECEMBER 31,        MONTHS ENDED
                                  AUGUST 14,   DECEMBER 31,  ----------------------------------------   SEPTEMBER 30,
                                    1992          1992         1993      1994       1995       1996         1997
                                 -----------   -----------   --------   -------   --------   --------   ------------
EARNINGS:
Consolidated pretax income
  (loss) from continuing
  operations...................    $(24,482)     $(7,175)    $(53,789)  $ 8,174   $ (4,911)  $(43,429)    $(75,517)
Minority interest in net loss
  (income) of subsidiaries with
  fixed charges................          --           --           --       (77)    (5,218)       618          503
Equity in loss of less than 50%
  owned affiliate with no
  guaranteed debt..............          --           --           --        86        (35)       (37)          --
FIXED CHARGES:
Interest expensed and
  capitalized..................      18,751        1,398        5,322     6,139     14,958     40,009       26,661
Interest portion of rental
  expense......................       9,985        5,444       10,690     5,495      2,135     19,960       21,597
Less interest capitalized
  during the period............          (2)          --         (379)      (34)      (361)    (2,933)      (4,947)
Plus capitalized interest
  amortization.................          --           --           --        --         20        165          309
                                   --------      -------     --------   -------   --------   --------     --------
Earnings.......................    $  4,252      $  (333)    $(38,156)  $19,783   $  6,588   $ 14,353     $(24,324)
                                   ========      =======     ========   =======   ========   ========     ========
FIXED CHARGES:
  Interest expensed and
     capitalized...............    $ 18,751      $ 1,398     $  5,322   $ 6,139   $ 14,958   $ 40,009     $ 28,667
  Interest portion of rental
     expense...................       9,985        5,444       10,690     5,495      2,135     19,960       26,661
  Preferred stock dividend
     requirements of majority-
     owned subsidiaries
     (non-intercompany)........          --           --          209       249        126         --           --
                                   --------      -------     --------   -------   --------   --------     --------
Fixed Charges..................    $ 28,736      $ 6,842     $ 16,221   $11,883   $ 17,219   $ 59,969     $ 55,328
                                   ========      =======     ========   =======   ========   ========     ========
PREFERRED STOCK DIVIDEND
  REQUIREMENTS:
  Series 1 and 3...............    $     --      $   467     $  1,358   $ 2,604   $  1,717   $  1,739     $  1,425
  Junior Convertible Preferred
     Stock.....................          --           --           --        --         --         --        3,658
  Junior Exchangeable
    Preferred Stock............          --           --           --        --         --         --        4,167
                                   --------      -------     --------   -------   --------   --------     --------


Total Preferred Stock Dividend
  Requirements.................    $     --      $   467     $  1,358   $ 2,604   $  1,717   $  1,739     $  9,250
                                   ========      =======     ========   =======   ========   ========     ========
Total Fixed Charges and
  Preferred Stock Dividend
  Requirements.................    $ 28,736      $ 7,309     $ 17,579   $14,487   $ 18,936   $ 61,708     $ 64,578
                                   ========      =======     ========   =======   ========   ========     ========
Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Stock Dividends
  (Deficiency)(1)..............    $(24,484)     $(7,642)    $(55,735)     1.4x   $(12,348)  $(47,355)    $(88,902)
                                   ========      =======     ========   =======   ========   ========     ========
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(1) Where earnings are inadequate to cover fixed charges and preferred stock dividend requirements, the deficiency is shown.